Exhibit 10.4

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AUTHORIZED DISTRIBUTOR AGREEMENT

THIS AUTHORIZED DISTRIBUTOR AGREEMENT (this “Agreement”) is made as of the last date set forth on the signature page below (“Effective Date”) between Elevai Labs Inc., a Delaware corporation (“Company”) and the entity set forth on the signature page below (“Distributor”).

1. APPOINTMENT OF DISTRIBUTOR.

1.1 Appointment. Company hereby appoints Distributor, and Distributor hereby accepts the appointment, as a non-exclusive authorized distributor of products which are listed on Exhibit A (collectively, the “Products”) solely to Customers (as defined below) in the Territory (as defined below) during the Term (as defined below), subject to Distributor’s compliance with all requirements set forth in this Agreement. Company shall have the right to add, make any changes to, or discontinue any Products at any time upon at least ninety (90) days prior written notice to Distributor. As used in this Agreement, (a) “Customer” means any individual doctor, medical practice or group, hospital, or clinic and (b) “Territory” means the geographic location set forth on Exhibit E. For purposes of clarification, in no event shall Customer include any other distributor or sub-distributor. For purposes of clarification, Distributor acknowledges that Company expects to appoint one or more additional authorized distributors in the Territory, some or all of which may be competitors of Distributor.

1.2 Limitations on Distributor. Nothing in this Agreement shall be construed as, directly or indirectly, granting Distributor any: (a) right to market, sell or distribute any Products outside of the Territory, including to any person within the Territory that Distributor knows or should know will likely market, sell or distribute any Products outside of the Territory; (b) right to market, sell or distribute any Products on the internet (including without limitation, Amazon, eBay, Facebook or any other online marketplace or on any social media platform), with the sole exception of (i) Distributor’s website set forth on Exhibit A (if any) and (ii) any other website approved by Company in writing (each, an “Approved Website”); (c) right to market, sell or distribute any product except for the Products; (d) license to any of Company’s technology or any of its other Intellectual Property Rights (as defined below) except as expressly set out in Section 3.3; (e) right in or to any proprietary technology of Company by implication, estoppel or otherwise; or (f) other right except as expressly provided herein. If Distributor receives any order or inquiry from outside of the Territory or for delivery outside of the Territory (including via the internet), then Distributor shall promptly forward such order or inquiry to Company.

1.3 General Obligations of Distributor. Distributor shall at all times during the Term:

(a) market, sell and deliver such Products to Customers in the Territory;

(b) use its best efforts at all times to promote and enhance Company’s interests, and the reputation of the Products and Company’s business, including promoting and enhancing Company’s brands in accordance with this Agreement. Nothing herein constitutes an agreement, express or implied, between the parties regarding any of the aspects related to the pricing of Products;

(c)  use its best efforts to maximize sales of the Products;

(d) maintain and stock (i) an adequate supply of the Products to satisfy the demand of its Customers, or (ii) request that Company ship Products directly to the Customers;

(e) maintain qualified personnel with knowledge of the specifications, features and use of the Products;

(f) only purchase Products directly from Company;

(g) not act in a manner which may adversely affect the reputation Company or Company’s business;s

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(h) not make any statement, warranty or guarantee regarding the Products or Company except as expressly permitted by this Agreement or any Accompanying Information. As used herein, “Accompanying Information” means any warranty or other information relating to the Products provided by Company including any information required to be provided by law at the time of sale;

(i) not sell any Products to any distributor or sub-distributor or to any person or entity which is not a Customer;

(j) not sell any Products which are not packaged (including the size of the container) as described on Exhibit A;

(k) comply with Company’s marketing guidelines, if any, provided in writing to Distributor, as the same may be updated by Company from time to time (the “Marketing Guidelines”) as well as all other instructions and directives of Company regarding the sale, marketing and/or distribution of the Products;

(l) to the extent Company has authorized Distributor to sell any Products on any Approved Website, comply with Company’s guidelines, if any, regarding the sale, marketing and/or distribution of the Products on the internet;

(m) promptly respond to all inquiries relating to the Products and refer any relevant inquiries to Company as soon as reasonably possible;

(n) not distribute or otherwise make available for sale any Product which Distributor knows is faulty or subject to a recall; and

(o) handle, ship and store all Products in accordance with the instructions provided by

Company.

1.4 Terms of Sale and Related Matters.

(a) The prices of the Products payable by Distributor are set forth on Exhibit B, or such price as agreed in writing by Company. The prices of the Products are considered Confidential Information (as defined below) of Company and Distributor shall not disclose any of such prices to any third party. Company may modify the prices at any time by providing written notice thereof to Distributor at least sixty (60) days prior to the effective date of any such price modification.

(b) Distributor will place orders with Company for Products in accordance with all processes and minimum order quantities specified by Company from time to time in the form specified by Company from time to time (each, an “Order”). Each Order will constitute an offer to purchase the Products by Distributor which will only be accepted by Company by written confirmation of the Order to Distributor or the performance by Company of the Order, which confirmation shall include an estimated delivery date. Distributor acknowledges that (i) Company’s lead time is approximately [***] and (ii) the minimum order size per Product is [***] units (Products are currently packaged in 8-unit packs), which Company may update from time to time; provided that Distributor may request a smaller order size for orders which will be shipped directly to Customers. Company may in relation to any Order, accept the Order or decline to accept the Order in whole or in part, in its sole discretion.

(c) Company shall formulate, package and deliver the Products ordered in accordance with the quantities specified in the Order. Unless shipped directly to the Customer, shipments shall be delivered ex works at Company’s contract manufacturer, which is currently located in Hayward, California. Risk of loss will pass to the Distributor upon delivery of the ordered Products at the Company’s contract manufacturer. Notwithstanding the foregoing, Distributor may request that Company ship Products directly to Customers and, in such event, (i) Distributor shall be responsible for providing Company with all applicable data regarding such orders including the name, delivery address and contact information for the Customer and the number of units of the applicable Product ordered by such Customer and (ii) Company shall pay all applicable shipping costs.

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(d) Distributor shall be solely responsible for collecting and remitting any applicable sales, excise, use, property or other tax, tariff, duty or assessment for sale of any Product.

(e) At its sole cost and expense, Distributor shall obtain all licenses, permits and official authorizations necessary to purchase, import and accept delivery of the Products in the Territory.

(t) For all Orders after the first Order pursuant to this Agreement, Company shall invoice Distributor for (A) fifty percent (50%) of such Order upon acceptable thereof and (B) the remaining fifty percent (50%) of such Order at such time that the Order is ready for delivery to Distributor.

(g) Distributor shall pay each invoice in full (without offset of any kind) within ten (10) days of the date of such invoice to an account designated in writing by Company. A11 payments shall be made in United States Dollars and in immediately available funds. All non-United States currencies shall be converted to United States Dollars as of the date of payment using the exchange rate published by The Wall Street Journal. If Distributor does not make any payment as and when due, then Distributor shall also pay a late fee equal to one and one-half percent (1.5%) per month (or portion thereof) of the unpaid amount (or, if less, the maximum late fee permitted by applicable law) until the applicable payment is made in full. Distributor will pay all costs including, without limitation, all costs of investigation, reasonable attorneys’ fees and costs and court costs, incurred in any collection proceeding initiated as a result of Distributor’s default on its payment obligations hereunder. If Distributor fails to comply with any of its payment obligations hereunder then, in addition to all other remedies available to Company, Company may (i) recall any Products that have not been timely paid for and cause Distributor to promptly (but in any event within ten (10) days)) return such Products to Company at Distributor’s sole cost and expense, (ii) cancel any Order, and/or (iii) rescind or withhold any and all discounts applicable to any Products.

(h) Distributor will be responsible for insuring the ordered Products at all times from the time of delivery, which insurance must specify the interest of both parties.

(i) Title to any ordered Products will pass to Distributor on payment to Company in full for such ordered Products. Accordingly, Distributor will hold all Products as bailee for Company until paid for but may sell any such Products in the ordinary course of business to Customers.

u) Distributor will act as the primary point of contact for Customers. Without limiting the generality of the foregoing, Distributor shall arrange for or provide all after-sales service support and replacement sales for the Products to all Customers.

(k) Distributor shall promptly notify Company in writing if Distributor becomes aware of any claim or potential claim in respect of any Product and will provide Company with all reasonable assistance to defend or otherwise deal with such claims.

(1) Any shipment of Products to Distributor, whether in whole or in partial fulfillment of any Order submitted by Distributor, shall not be considered an acceptance by Company of any of Distributor’s terms and conditions of such Order, except as to the identification of the Products and the quantities involved.

(m) Company shall have the right to allocate production of Products among its own customers, Distributor, and Company’s other distributors in its sole and reasonable discretion taking into account, among other factors, the relative value of sales by each such customer. If Company is unable to an accepted Order within a reasonable time after the estimated delivery date, then Distributor’s sole remedy shall be to cancel such Order by delivering written notice of cancellation to Company, which notice must be received by Company prior to delivery of the Products subject to such Order.

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(n) Subject to Distributor’s compliance with Company’s pricing policy for sales of Products in the United States (a copy of which is set forth on Exhibit D), as updated from time to time by Company, Distributor is free to establish the pricing and terms of the sale of Products to Customers.

1.5 Other Obligations of Company.

(a) Upon the request of Company, Distributor will meet on an annual basis to discuss the sales of the Products and other information and topics relating to this Agreement. In addition, Distributor will discuss Distributor’s performance of the key performance indicators (“KPIs”) listed on Exhibit C on a calendar quarterly basis, generally on the first business day of each calendar quarter; provided that the parties shall negotiate and complete Exhibit C within thirty (30) days of the six (6) month anniversary of the Effective Date.

(b) Distributor shall provide the following reports (“Monthly Reports”) not later than ten (10) days after the end of each month:

(i) detailed inventory of Products held by Distributor and as well as the aggregate inventory held in the Territory;

(ii) detailed sales information of Products by Distributor including, but not limited to, sales amounts and growth year over year. Such information shall be broken down by Product;

(iii) description of marketing efforts undertaken by Distributor; and

(iv) detailed summary of market feedback on or complaints regarding the Products within the Territory and recommendations and steps undertaken in respond to such feedback.

Such Monthly Reports shall be provided in writing unless Company, in its sole discretion, permits Distributor to provide any such Monthly Reports verbally.

(c) If Distributor does not achieve any of the KPIs then, in addition to all other remedies available to Company, Company may terminate this Agreement.

(d) Distributor shall introduce representatives of Company to its key opinion leaders within the Territory and shall facilitate interactions between the Company and such key opinion leaders for purposes of discussing opportunities for clinical studies, new product tests, advisory board opportunities, obtaining video or written testimonials, or speaking event collaborations.

(e) Distributor shall work collaboratively with Company regarding the marketing materials proposed to be used by Distributor to advertise and market the Products to ensure consistency of messaging and compliance with applicable laws and regulations. Without limiting the generality of the foregoing, Distributor shall obtain Company’s prior written consent (email is acceptable) with respect to all marketing materials, branded content, visual content and product messaging with respect to the Products whether any of the foregoing will be used in email, social media or in any other forms of advertisement. Company shall provide as much advance notice as possible regarding any media-related opportunities with respect to the Products and an opportunity for representatives of Company to participate. Further, each party shall make executive level personnel to meet with executive level personnel of the other party at least once per calendar quarter during the Term to discuss progress, resolve issues, and explore ways to increase sales of the Products in the Territory.

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1.6 Obligations of Company. Company agrees to notify Distributor, as soon as reasonably practicable, of any: (a) actual or anticipated material changes to any Products and (b) adverse quality, supply or other issues in respect of any of the Products including any recalls of any Products. In the event of any recall of any Product, or instructions from Company to suspend sales of any Product for any reason, Distributor will immediately cease any and all sales activity and will provide Company with all reasonable assistance with respect thereto.

1.7 Exclusivity. Distributor shall have the right to request that Company grant Distributor the exclusive right to distribute some or all of the Products in one or more of the states which comprise the Territory. If Company determines to grant Distributor any exclusive rights, then the parties will execute an amendment to this Agreement, which will contain the conditions of such exclusivity, including minimum sales requirements.

2. TERM AND TERMINA TTON.

2.1. Term.

(a) This Agreement and the appointment of Distributor hereunder shall commence on the Effective Date and shall continue for a term of six (6) months (the “Term”).

(b)   The Term may only be renewed or extended by a written agreement executed on behalf of both parties. For purposes of clarification, such extension may be conditioned upon (i) Distributor having not breached this Agreement, (ii) Distributor having satisfied all applicable KPTs and (iii) the parties agreeing to the KPTs or the renewal or extended term through an amendment to Exhibit C.

2.2. Termination.

(a) Prior to the end of the Term, this Agreement shall automatical1y terminate if either party: (i) breaches this Agreement and, if such breach is capable of cure, such party does not cure such breach within thirty (30) days of receipt of written notice from the non-breaching party provided that the breaching party shall only have five (5) business days to cure any payment breach; (ii) suspends its business or becomes subject to any bankruptcy or insolvency proceeding which is not dismissed within thirty (30) days of commencement thereof; (iii) makes an assignment for the benefit of its creditors; or (iv) commences any proceeding for liquidation or dissolution.

(b) Company shall also have the right to terminate this Agreement immediately upon written notice to Distributor if: (i) Distributor fails to purchase and pay for the applicable minimum quantities of Products as set forth in paragraphs (a), (b) and (c) of Exhibit C; (ii) any act or omission of Distributor causes material damage to Company, the Products or the reputation of Company or the Products; or (iii) Distributor does not respond to Company’s inquires or requests within a commercially reasonable timeframe.

2.3 Effect of Termination.

(a) Subject to Sections 2.3(c), upon the termination of this Agreement, Distributor shall discontinue selling the Products and shall immediately cease making any representations regarding its status as an authorized distributor of Company and using any Trademarks and other Intellectual Property Rights of Company. In addition, Distributor shall (i) pay Company all amounts owing to Company pursuant to this Agreement within twenty (20) business days of the effective date of termination and (ii) immediately return to Company all marketing and promotional information and literature relating to the Products in its possession or under its control.

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(b) Any termination of this Agreement shall be without prejudice to any rights or remedies which accrued prior to termination. Company shall not have any obligation to make any pay to Distributor as a result of the termination of this Agreement including, without limitation, any territory fees or rights, or any compensation for any lost goodwill or profits. Further, neither party shall have any right to claim any indemnity for goodwill, lost profits or any damages on any other grounds arising from any termination of this Agreement.

(c) Subject to Distributor’s compliance with all of its obligations hereunder, including without limitation, paying Company all amounts due to Company pursuant to this Agreement within twenty (20) business days after the termination of this Agreement, Company may, in its sole discretion, permit Distributor to sell any Products in stock at its regular prices for a period of two (2) months following termination of this Agreement. At its sole cost, Distributor shall return all unsold Products to the location designated by Company. Company agrees to refund to Distributor the amount actually paid by Distributor for the returned Products, except that no refund will be given for any obsolete or damaged Products.

(d) In the event of termination of this Agreement other than as a result of Distributor’s breach, Company may, in its sole discretion, repurchase any Products in stock. At its sole cost, Distributor shall return such Products to the location designated by Company. Company agrees to refund to Distributor the amount actually paid by Distributor for the repurchased Products, except that no refund will be given for any obsolete or damaged Products.

(e) The provisions of Sections 2.3, 3.2, 3.3(c), 3.3(d), 3.3(e), .1lil), u.(g)_, 3.3(h), 3.4, 3.6, D. and 1 shall survive any termination or expiration of this Agreement.

3. TERMS AND CONDITIONS.

3.1 Compliance with Law. Each party shall comply with all applicable laws, regulations, orders, decrees, rulings and judgments applicable to its performance of its obligations hereunder including, without limitation, the United States Foreign Corrupt Practices Act, all other applicable anti-corruption laws and all export control and sanctions laws and regulations.

3.2 Representations and Warranties.

(a) Company does not give or make any representation, warranty or guarantee regarding Company or any Product expect as expressly set forth in this Agreement or the Accompanying Information. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, COMPANY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-TNFRINGEMENT. COMPANY DOES NOT WARRANT THAT ANY OF THE PRODUCTS WILL MEET DISTRIBUTOR’S OR ITS CUSTOMER’S REQUIREMENTS.

(b) Each party represents and warrants to the other party that it (i) has all licenses, permits and authorizations necessary to enter into this Agreement and perform its obligations hereunder and

(ii) is not aware of any fact or circumstance which would, or might reasonably be expected to, prevent it from performing its obligations under this Agreement as contemplated hereby.

(c) Distributor shall not give or make any representation, warranty or guarantee regarding any Product on behalf of Company except as expressly provided in the Accompanying Information. In no event shall Distributor make any false or misleading representation with respect to Company or any Product.

3.3 Intellectual Property.

(a) Distributor shall market, sell and distribute the Products only under Distributor’s trademarks, brand names, logos and product names approved by Company. In addition, Distributor shall include the either of the following Company trademarks, as the same may be updated by Company from time to time (collectively, the “Trademarks”) on the packaging of all Products: ELEVAT™”, “ELEVAI exosomes™,, or “ELEVAI EXOSOMES™”

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(b) Subject to the terms and conditions of this Agreement, Company hereby grants Distributor a limited, non-exclusive, royalty-free, non-transferable, non-sublicensable license under Company’s rights to use the Trademarks in the form provided or approved by Company, for the sole purpose of exercising Distributor’s rights and performing its obligations under this Agreement. Distributor shall use the Trademarks only in such manner as expressly authorized by Company in writing and in compliance with Company’s brand standards, which shall be provided in writing to Distributor from time to time (“Brand Standards”). Without limiting the generality of the foregoing, Distributor shall not use any Trademark in (i) connection with any product or service other than the Products or (ii) combination with any other trademark or service mark, except as expressly set forth in Section 3.3(a). Distributor shall not use any Trademarks or other Intellectual Property Rights of Company in any manner that disparages Company or the Products, blurs, dilutes or otherwise diminishes such intellectual property (including without limitation, by developing or selling any “knock-off’’ or “look-alike” products) or portrays Company or the Products in a false, competitively adverse or poor light. Distributor may not use any Trademarks or other Intellectual Property Rights of Company on the internet (including without limitation, Amazon, eBay, Facebook or any other online marketplace) or any social media platform, other than to the limited license to use the Trademarks for the sole purpose of advertising and promoting the sale of Products within the Territory on any Approved Website.

(c) Company is and shall remain the exclusive owner of the Trademarks, all goodwill related thereto and symbolized thereby and all registrations related thereto. All benefits arising from the use of the Trademarks and all other Intellectual Property Rights, including all goodwill arising from Distributor’s use and application of the Trademarks and other Intellectual Property Rights, shall at all times inure to the benefit of Company. Distributor shall not have or acquire any right or interest in or to any of the Trademarks nor shall Distributor contest or assist others in contesting any of the Trademarks. Distributor shall not register or attempt to obtain any rights in any confusingly similar variation or imitation thereof. All use of the Trademarks and other Intellectual Property Rights by Distributor shall inure to the exclusive benefit of Company. At the request and cost of Company, Distributor shall execute all instruments and documents deemed necessary or desirable by Company to develop, preserve or extend its rights relating to the Products and the Trademarks, including any documents required by the United States Patent and Trademark Office, or comparable agency outside of the United States, to show the relationship between the parties.

(d) As used herein, “Intellectual Property Rights” means any patent, copyright, trade mark, service mark or trade name, rights in software, rights in design, rights in databases, image rights, rights in mask works, moral rights, rights in any invention, domain names, rights in confidential information (including trade secrets and know how), rights of privacy, and a11 similar or equivalent rights in each case whether registered or not and including all applications (or rights to apply) for, or renewal or extension of, such rights which exist now or which will exist in the future in the United States and all other countries.

(e) Company shall own and retain all Intellectual Property Rights in and to all Products including, without limitation, all patent and patent applications covering all or any portion of any Product. Without limiting the generality of the foregoing, all Intellectual Property Rights (including any modifications or additions made thereto) whether invented, conceived, produced, created or otherwise reduced to practice by either party (whether jointly or separately) are and shall remain the exclusive property of Company. Distributor hereby assigns, and agrees to assign, to Company all right, title and interest in and to any modification or addition to any such Intellectual Property Rights that it may acquire without any additional consideration.

(t) Distributor shall not modify, make any derivative works of or otherwise make any changes to any Product or any portion thereof.

(g) Distributor shall promptly notify Company in writing if Distributor becomes aware of any marketing or sale of any Competing Products by any third party using branding or marketing similar to the Trademarks or any of Company’s Intellectual Property Rights. Distributor shall cooperate fully with Company in connection with any legal action taken by Company in connection therewith.

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(h) Distributor agrees that if it uses the Trademarks or any other Intellectual Property Rights of Company in violation of this Section 3.3, in addition to all other remedies available to Company, Company may require Distributor to immediately reimburse Company for all costs incurred by Company in connection with such violation including, without limitation, any costs of investigation, reasonable attorneys’ fees and court costs.

3.4 Confidential Information.

(a) During the Term, each party may disclose or make available to the other party Confidential Information in connection with activities contemplated hereunder.

(b) “Confidential Information” means, with respect to either party, all information in any form belonging to such party except information which at the relevant time is (i) known to the public through no act or omission in violation of this Agreement, (ii) furnished to the receiving party by a third party having the lawful right to do so, (iii) known to the receiving party prior to disclosure hereunder (as established by written documentation thereof) or (iv) independently developed by employees of the receiving party who have no knowledge of the Confidential Information. Without limiting the generality of the foregoing, Confidential Information includes all information related to the research and development activities of each party. For purposes of clarification, the formulation and composition of each Product (including the quantity of each ingredient in the Product) shall at all times remain the Confidential Information of Company.

(c) The receiving party will (i) use the Confidential Information of the disclosing party solely for the purposes of this Agreement and (ii) not disclose the Confidential Information of the disclosing party to any third party (other than its employees and/or consultants reasonably requiring such Confidential Information for purposes of this Agreement who are bound by obligations of nondisclosure and limited use, in form and substance consistent with this Section 3.4). Without limiting the foregoing, the receiving party will exercise the same standard of care in the treatment and protection of the Confidential information of the disclosing party as it exercises or should exercise for its own confidential information of a similar nature and sensitivity. Each party further agrees that it shall not publicly announce or otherwise disclose any of the terms of this Agreement.

(d) The receiving party agrees that the Confidential Information of the disclosing party shall be and remain the exclusive property of the disclosing party and nothing in this Agreement shall be construed as a grant of any right, title or interest in or to the Confidential Information of the disclosing party, other than the right to use such Confidential Information as provided herein. In the event of any termination of this Agreement or upon the disclosing party’s request, the receiving party will promptly deliver to the disclosing party all Confidential Information of the disclosing party then in its or any of its employees’ possession or under their control. If the media is such that it cannot reasonably be delivered, the receiving party shall provide reasonable evidence that the Confidential Information of the disclosing party has been destroyed or erased.

3.5 Insurance. During the Term and for at least two (2) years thereafter, Distributor will (a) maintain with a reputable insurer and on such terms as Company may reasonably require at all times during the Term, comprehensive commercial general liability insurance (including products liability and personal injury, including death) with policy limits of not less than $2,000,000 per occurrence, (b) name Company as an additional insured under such policy, and (c) if requested by Company, provide Company with evidence of such policy.

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3.6 Exclusion of Damages. EXCEPT AS ARISING OUT OF (A) ANY BREACH OF SECTION 3.2(d) OR SECTION 3.3 BY DISTRIBUTOR, (B) ANY BREACH OF SECTION 3.4 BY EITHER PARTY OR (C) EITHER PARTY’S OBLIGATIONS PURSUANT TO SECTION 3.7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS OR PROFITS, DATA, REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, TN NO EVENT SHALL COMPANY’S LIABILITY WITH RESPECT TO ANY ORDER EXCEED THE AMOUNT PAID BY DISTRIBUTOR FOR SUCH ORDER.

3.7 Indemnification. Distributor shall indemnify, hold harmless and defend Company, its subsidiaries and affiliates and each of their respective officers, directors, shareholders, agents, representative, successors and assigns from and against any third party claims arising out of any breach of this Agreement by Distributor. Company shall indemnify, hold harmless and defend Distributor, its subsidiaries and affiliates and each of their respective officers, directors, shareholders, agents, representative, successors and assigns from and against any third party claims arising out of any breach of this Agreement by Company.

3.8 Non-Solicitation. During the Term, and for twelve (12) months thereafter, neither party shall, directly or indirectly through any third party, solicit, induce, recruit, retain, hire or otherwise encourage any employee or consultant of the other party to terminate or otherwise modify their relationship with such other party.

4. MISCELLANEOUS.

4.1 Assignment and Subcontracting. Distributor shall not assign, transfer or subcontract this Agreement or any of its rights or obligations hereunder either directly or by operation of law without the prior written consent of Company. For purposes of clarification, any change of control with respect to Distributor shall be deemed to be an assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

4.2 Notices. All notices and other communications between the parties given pursuant to this Agreement shall be deemed to have been sufficiently given when delivered by personal service, email or recognized overnight courier service to the recipient at the address indicated on Exhibit A attached hereto. All such communications shall be deemed to be effective on the earlier of (a) actual receipt, (b) if sent by recognized international courier service, on the second (2nd) business day following the date presented to the courier service for delivery to the other party (the courier service’s receipt being evidence of the date of such delivery), or (c) if by email on the sending date, subject to confirmation of receipt by the receiving party. Either party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such party at such changed address.

4.3 Governing Law: Dispute Resolution.

(a) This Agreement shall be construed and governed by the laws of the State of Delaware without giving effect to its conflicts of law principles.

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(b) All disputes arising out of, or in connection with, this Agreement which the parties do not resolve in good faith within ten (10) business days from the date of notice of dispute by either party shall be resolved by final and binding arbitration conducted in accordance with and subject to JAMS Comprehensive Arbitration Rules and Procedures of JAMS then in effect. One (1) arbitrator will be selected by the parties’ mutual agreement or, failing that, by JAMS (provided, that, in any event, the arbitrator must be listed as an approved arbitrator by the San Francisco, California office of JAMS and be a former California state civil court judge or federal court judge) (“Arbitrator”), and the Arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. The Arbitrator will reference the Federal Rules of Civil Procedure then in effect in setting the scope of discovery, except that no requests for admissions will be permitted and interrogatories will be limited to identifying (i) persons with knowledge of relevant facts and (ii) expert witnesses and their opinions and the bases therefore. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 4.3(b) will take place virtually unless that the parties mutually agree to hold it the officers of JAMS in San Francisco, California. Each party will bear its own costs and expenses with respect to any such negotiation or arbitration, including one-half of the fees and expenses of the arbitrators, if applicable. Other than those matters involving injunctive relief or any action necessary to enforce the award of the Arbitrator, the parties agree that the provisions of this Section 4.3(b) are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute.

(c) EACH PARTY HEREBY TRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRTAL BY JURY TN ANY LEGAL PROCEEDTNG ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SERVICES.

(d) Notwithstanding the foregoing, the parties acknowledge and agree that any breach of Sections 3.4 or 1,], by either party or any breach of Sections 3.2(d), 1J. or 1J, by Distributor may cause the non-breaching party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of any such breach or threatened breach, the non-breaching party shall be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court without having to post a bond or any other security, or prove actual damages. These remedies shall not be deemed to be exclusive, and shall be in addition to all other remedies available under this Agreement, at law or in equity.

(e) The parties agree that the United Nations Convention on Contracts for the International Sale of Goods (CTSG) shall not apply to the interpretation or enforcement of this Agreement.

4.4 Expenses. Except as expressly provided in this Agreement, each party shall bear all of its own costs and expenses incurred in connection with the performance of its obligations pursuant to this Agreement. Without limiting the generality of the foregoing, Distributor shall bear of its costs to market, sell and distribute the Products including, but not limited to, all transport and administration costs.

4.5 Entire Agreement. This Agreement is the sole understanding and agreement of the parties with respect to its subject matter and supersedes all prior or contemporaneous oral and written agreements and understandings between the parties regarding the subject matter hereof.

4.6 Remedies. Without limiting any of Company’s rights and remedies, if Distributor does not make any payment as and when due or if Distributor otherwise breaches this Agreement then Company may repossess and sell any Products ordered by Distributor and, where reasonably necessary for such purpose, may enter the premises where the Products are located. Company shall not have any liability to Distributor or any third party in relation to the repossession and removal of any Products and Distributor will indemnify Company from and against any claims, actions or costs that may arise as a result thereof.

4.7 Amendments; Waivers. Except as provided in this Agreement, this Agreement may not be amended except by a written instrument duly executed on behalf of both parties. Any waiver by either party of any of its rights or remedies under this Agreement will be effective only if it is recorded in writing, signed by a duly authorized representative of such party. Notwithstanding anything to the contrary contained herein, Company may amend Exhibit B by providing Distributor with written notice thereof, and any such amendment shall become effective immediately upon delivery of such notice. If a waiver relates to a breach of any provision of this Agreement, such waiver will not (unless stated otherwise) operate as a waiver of any other breach of that provision.

4.8 Severability. If any provision of this Agreement shall, in whole or in part, be invalid, unenforceable or in conflict with the applicable laws or regulations of any competent jurisdiction, then such provision shall be replaced, only in such jurisdiction, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and remainder of this Agreement shall remain unaffected and in full force.

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4.9 Independent Entities; No Franchise Relationship. Each party is an independent contractor and nothing herein shall be deemed or constructed as creating a joint venture, partnership, agency relationship, franchise, or business opportunity between them. Neither party will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other. Each party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise herein, Distributor has the sole discretion to determine its methods of operation, accounting practices, the types and amounts of insurance it carries, personnel practices, Distributor’s advertising and promotion, Distributor’s Customers, and Distributor’s service areas and methods. If any provision of this Agreement is deemed to create a franchise relationship between the parties, then Company may immediately terminate Distributor if the parties cannot negotiate in good faith to modify this Agreement so as to effect the parties’ original intent as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as a Distributor and not a franchisee.

4.10 Force Majeure. Except for any payment or confidentiality obligations, neither party shall be liable for performance of its obligations pursuant to this Agreement as a result of governmental action, earthquake, war, terrorism, fire, flood, labor strikes or epidemics (including Company and/or government imposed responses thereto, such as quarantines or travel/shipping restrictions).

4.11 Further Assurances. Each party shall take all such actions and execute all documents reasonably required in order to give effect to the provisions and intent of this Agreement.

4.12 Signatures. This Agreement may be executed in multiple counterparts, all of which shall be deemed to be one and the same instrument. Signatures received by facsimile, PDF file or other electronic format (including DocuSign) shall be deemed to be original signatures.

<signature page follows>

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

COMPANY:		DISTRIBUTOR:

Elevai Labs Inc.		[Refine USA, LLC]

By:	/s/ Jordan R. Plews	By:	/s/ Brian Smith
Name:	Jordan R. Plews	Name:	Brian Smith
Title:	CEO	Title:	President

Date: August 26, 2022		Date: August ’3°, 2022

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EXHIBIT A

BUSINESS MATTERS

1.	Information Regarding Distributor.

(a)	Full Legal Name of Distributor: [Refine USA, LLC]

(b)	Jurisdiction of Formation of Distributor: ____________________________________

(c)	Corporate Register Number of Distributor: ___________________________________

(d)	URL of Distributor’s website where Products will be sold:.. _______________________

2.	Products.

(a)	30mL ELEVAl Enfinity daily serum.

(b)	5mL ELEVAI Empower post treatment serum.

3. Additional Products. If Company commercially launches any additional ELEVAI-branded skincare products during the Term for Customers in the Territory, then Company shall provide written notice thereof to Distributor (“New Product Notice”). If Distributor wishes to distribute any such new product, then Distributor shall provide written notice thereof to Company and the parties sha11 have sixty (60) days from the date of the New Product Notice to negotiate the terms and conditions (including pricing and any KPTs) with respect to the Distributor’s rights to distribute such new product. If the parties are able to reach agreement, then such agreement shall be set forth an amendment to this Agreement, if the parties are unable to reach agreement within such sixty (60) day period, then Company shall not have any further obligation to Distributor with respect to such new product.

4. Address for Notices.

(a) Company:	Elevai Labs Inc.
120 Newport Center Drive, Suite
250 Newport Beach, California 92660
USA
Email: jordan@elevailabs.com
Attn: Jordan R. Plews

(b) Distributor:	Refine USA, LLC
340 3rd Avenue South, Suite C Jacksonville Beach, Florida 32250

Email:

Attn:

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A-1

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EXHIBIT B

PRICING

As of the Effective Date, the prices of the Products payable by Distributor are as set forth below. Per Section 4.7 of the Agreement, Distributor acknowledges and agrees that Company may amend any of the information set forth on this Exhibit B upon notice to Distributor, and any such amendment shall become effective immediately upon delivery of such notice.

A.	Pricing to Distributor:

(i)	SmL ELEVA I Empower post treatment serum: [***]

(ii)	30mL ELEVAT Enfinity daily serum: [***]

All Products are currently packaged in eight (8)-unit bundles.

B.	United States Pricing to Customers:

(i)	SmL ELEVAT Empower post treatment serum: [***]

(ii)	30mL ELEVAT Enfinity daily serum: [***]

Since all Products are currently packaged in eight (8)-unit bundles, minimum Customer order size is [***] units.

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B-1

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EXHIBIT C

KPIs*

(a)	Purchase and pay for at least [***] units of Products prior to December 31, 2023.

(b)	Purchase and pay for at least [***] units of Products prior to December 31, 2024 (if the Agreement is renewed).

(c)	Obtain all licenses, permissions and registrations required to market, sell and distribute the Products in the Territory within three (3) months of the Effective Date.

(d)	Commencing with the first calendar quarter of 2023 and continuing on a calendar quarterly basis thereafter, sell at least [***] of sales per quarter in the Territory.

*	To be negotiated and completed within thirty (30) days of the six (6) month anniversary of the Effective Date.

Initial once completed:

On behalf of Company	On behalf of Distributor

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EXHIBIT D

Elevai Labs Inc. Unilateral Price Policy

Elevai Labs Inc. (“Company”) recognizes the time and resources our high-quality distributors (hereinafter, “Distributors”) invest in delivering excellent customer experiences through knowledgeable staff, marketing initiatives and compelling sales presentations and support. To support our Distributors’ efforts, Company wishes to establish policies that allow Distributors to earn the profits necessary to maintain the high level of customer excellence the industry has come to expect from Company’s Distributors.

In order to successfully compete in the marketplace and maintain its premium brand and product image, Company has adopted this Unilateral Price Policy for the mutual benefit of its Distributors, customers and shareholders. Accordingly, all sales and all advertisements for sales of the products by Distributors within the United States shall comply with the pricing set forth on Exhibit B (Section B) attached hereto (“US Price List”).

Company reserves the right from time to time to alter, modify, suspend, or cancel this Unilateral Price Policy, the products covered, and/or the minimum advertised and/or resale prices.

This Unilateral Price Policy does not restrict the right of Distributors to establish independent resale and advertised prices of the products. Company reserves the right to determine whether a Distributor has advertised or sold any of the products at a price less than the prices established by this Unilateral Price Policy.

This Unilateral Price Policy has been unilaterally adopted by Company. Company neither solicits nor accepts assurances from Distributors of their compliance with this policy. Nothing in this policy shall constitute an agreement between Company and any Distributor of compliance with this policy. Each Distributor, in its own discretion, can choose to comply or not comply with this policy. Distributor will not discuss conditions of compliance related to this policy. This policy is non-negotiable and will not be altered, modified, or amended for any Distributor.

Any discounting or other promotions resulting in the sale of any products at prices below the prices on the US Price List including, without limitation, as a result of any promotions, discounts or rebates, is a breach of this Unilateral Price Policy. The offer of free shipping or financing on any product(s) does not breach this Unilateral Price Policy.

Company’s sales personnel do not have any authority to modify or grant any exceptions to this policy. All questions regarding interpretation of this policy should be directed to Company’s Policy Coordinator at: contact@elevailabs.com

First Violation - If Company determines that a Distributor has advertised, offered, or sold any product in the United States at a price less than the pricing set forth on the US Price List, then Company may issue a takedown notice. The Distributor will have 48 hours from the time the notice was submitted to correct all breaches of this Unilateral Price Policy.

Second Violation - If Company determines that a Distributor has advertised, offered, or sold any product in the United States at a price less than the pricing set forth on the US Price List for a second time, then Company may, without assuming any liability, cancel all orders and refuse to accept any new orders for such product from the Distributor for a period of sixty (60) days and/or may void any incentives otherwise owed to the Distributor.

Third Violation - If Company determines that a Distributor has advertised, offered, or sold any product in the United States at a price less than the pricing set forth on the US Price List for a third time, then Company may, without assuming any liability, cancel all orders and refuse to accept any new orders for all products indefinitely and/or may void any incentives otherwise owed to the Distributor.

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D-1

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EXHIBIT E

Territory

(a)  United States of America.

E-1